Exhibit 99.1

CENTERPLATE ANNOUNCES NO ROLE
IN NEW YANKEE STADIUM

Stamford, Conn., April 2, 2008 — Centerplate, Inc. (AMEX:CVP; TSX: CVP.un), was informed today by the New York Yankees that it will not be the concessionaire for the new Yankee Stadium set to open in 2009. This does not affect Centerplate’s current contract covering the existing Yankee Stadium, which runs through December 31, 2008. Thus, this decision by the Yankees is not expected to affect the Company’s 2008 financial results. However, if Centerplate does not obtain new business to offset the impact of not having a contract to service the new Yankee Stadium in 2009, this loss will have a material adverse effect on the Company’s Adjusted EBITDA beginning in 2009.

Over the last 12 months, Centerplate has signed over $110 million in annualized new sales, including, the Washington Nationals, who played their opening game on Sunday, March 30th, the Orange County Convention Center in Orlando, Florida, which Centerplate will begin operating in August 2008, and the Louisville Arena, which will come online in 2010. In addition, Centerplate continues to pursue new business opportunities, including acquisitions, joint ventures and other transactions to diversify and strengthen the Company, such as the recently completed Harry’s Tap Room transaction. Although there can be no assurance as to future performance, Centerplate believes it will be able to continue to carry out its business strategy.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement and indenture, adverse weather conditions and other factors, as well as the risks identified in the company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Centerplate, Inc., with its principal executive office in Stamford, CT, is a leading provider of food, merchandise and related services, including concessions and catering services in approximately 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada. Visit the company online at www.centerplate.com.

For more information please contact:

Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com